Exhibit 99.1
For immediate release:
Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™, Sutter Bank of Commerce™ and Bank of Commerce Mortgage™ Announces Third Quarter Operating Results up 25%
REDDING, California, October 28, 2005/ PR Newswire— Bank of Commerce Holdings (NASDAQ: BOCH), a $487.7 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, Sutter Bank of Commerce and Bank of Commerce Mortgage today announced operating results for the third quarter 2005. The Company also celebrates its twenty-third anniversary.
Bank of Commerce Holdings’ net income for the third quarter 2005 was $1,560,000 compared to $1,267,000 the third quarter 2004. Diluted earnings per share for the quarter was $0.17 per compared to $0.15 per diluted share for the third quarter 2004. The Company reports earnings of $4,407,000 for the nine-month period ended September 30, 2005 up 25% from the $3,540,000 reported for the same nine-month period in 2004. Diluted earnings per share for the nine-month period 2005 was $0.50 compared with $0.42 for the same period in 2004, a 19.1% increase.
The increase in earnings is primarily attributed to the volume of loan activity over the prior year enhanced in a rising rate environment and coupled with growth in stable core deposits.
The net effect of the increase in volume of earning assets and increase in yield on earning assets, resulted in an increase of $2,561,000 in net interest income for the nine-month period ended September 30, 2005 over the same period in 2004. Net interest margin increased 17 basis points to 4.58% from 4.41% for the same nine-month period a year ago. Yields on earning assets increased to 6.19% compared with 5.47% a year ago. Funding costs have increased to 2.08% from 1.36% a year ago.
The loan portfolio has had solid growth increasing 7.3% or $23.2 million since December 31, 2004. Loan growth is funded from liquidity sources including increases in core deposit relationships and short-term Federal Home Loan Bank borrowings. Available-for-sale investment securities have increased 19.0% to $98.1 million compared with $82.4 million since December 31, 2004.
Bank of Commerce Holdings’ annualized return on average equity was 13.82% for the quarter ended September 30, 2005, compared to 13.15% for the quarter ended September 30, 2004. Return on average assets was 1.31% compared to 1.21% for the quarter ended September 30, 2004.

Provision for loan losses were $442,000 for the nine months ended September 30, 2005 compared with $420,000 for the same nine-month period of 2004. Redding Bank of Commerce’s allowance for loan losses was 1.23% of total loans at September 30, 2005 and 1.20% at September 30, 2004. Year-to-date net charge-offs were approximately $57,000 compared to the prior year of $363,000.
The Company’s consolidated liquidity position remains adequate to meet expected short and long term future contingencies. At September 30, 2005, the Company had overnight investments of $8.5 million and available lines of credit of approximately $82.0 million. The available-for-sale security portfolio totaled $98.1 million at September 30, 2005.
Total shareholder equity increased from December 31, 2004 by $3.2 million to $38.4 million at September 30, 2005. The increase was a result of earnings of $4.4 million; $766,000 from exercises of stock options, dividend payouts of $1.5 million and a decrease in accumulated other comprehensive income of approximately $468,000.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce, Roseville Bank of Commerce, Sutter Bank of Commerce and Bank of Commerce Mortgage. The Company is a federally insured California banking corporation and opened on October 22, 1982.
This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. The forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:
•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive deposits.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Losses in the Company’s merchant credit card processing business.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.
For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Bank of Commerce Holdings
Quarterly Financial Condition Data
(Amounts in Thousands, except per share amounts)
(Unaudited)
For the Quarter Ended

	Sept. 30,	June 30,	March 31,	Dec 31,	Sept. 30,
	2005	2005	2005	2004	2004
Cash and due from banks	$14,759	$19,300	$14,167	$13,121	$13,816
Federal funds sold and securities purchased under agreements to resell	8,550	11,895	19,760	6,120	12,155

Total Cash & Equivalents	23,309	31,195	33,927	19,241	25,971
Securities available-for-sale	98,107	72,709	77,276	82,443	78,475
Securities held to maturity, at cost	5,813	5,889	423	449	490
Loans, net of allowance for loan losses	342,004	340,230	320,453	318,801	306,531
Bank premises and equipment, net	5,547	5,581	5,436	5,484	5,589
Other assets	12,918	12,611	13,207	12,127	11,496

TOTAL ASSETS	$487,698	$468,215	$450,722	$438,545	$428,552

Liabilities:
Demand — noninterest bearing	$80,516	$77,960	$75,393	$82,263	$79,409
Demand — interest bearing	116,137	115,772	111,723	108,645	108,348
Savings	26,078	26,898	24,367	23,471	25,112
Certificates of deposit	150,260	148,507	144,051	138,500	139,104

Total deposits	372,991	369,137	355,534	352,879	351,973

Securities sold under agreements to repurchase	20,461	21,537	13,517	2,004	1,489
Federal Home Loan Bank borrowings	35,000	30,000	35,000	35,000	30,000
Other liabilities	5,809	5,119	5,705	8,379	4,266
Junior subordinated debt payable to subsidiary grantor trust	15,000	5,000	5,000	5,000	5,000

Total liabilities	449,261	430,793	414,756	403,262	392,728
Stockholders’ equity:
Common stock	10,998	10,894	10,756	10,537	10,714
Retained earnings	28,240	27,097	26,067	25,079	25,416
Accumulated other comprehensive income (loss), net	(801)	(569)	(857)	(333)	(306)

Total stockholders’ equity	38,437	37,422	35,966	35,283	35,824
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$487,698	$468,215	$450,722	$438,545	$428,552

Interest Income:
Net interest income	$5,125	$4,861	$4,856	$4,606	$4,269
Provision for loan losses	88	177	177	173	131

Net interest income after provision for loan losses	5,037	4,684	4,679	4,433	4,138
Noninterest Income:
Service charges	98	102	103	118	133
Merchant credit card service income, net	81	78	99	104	81
Net gain on sale of securities available-for-sale	0	0	(2)	0	0
Mortgage brokerage fee income	85	71	86	74	64
Other income	251	297	256	338	295

Total noninterest income	515	548	542	634	573
Noninterest Expense:
Salaries and related benefits	1,750	1,645	1,693	1,678	1,500
Net Occupancy and equipment expense	437	349	387	407	395
Professional service fees	199	173	205	184	177
Other expenses	709	720	635	567	569

Total noninterest expense	3,095	2,887	2,920	2,836	2,641

Income before income taxes	2,457	2,345	2,301	2,231	2,070
Provision for income taxes	897	874	925	793	803

Net Income	$1,560	$1,471	$1,376	$1,438	$1,267

For the Quarter Ended
Key Financial Information

	Sept. 30,	June 30,	March 31,	Dec 31,	Sept. 30,
(Unaudited)	2005	2005	2005	2004	2004
Net earnings per share — basic	$0.18	$0.17	$0.16	$0.17	$0.15
Net earnings per share — diluted	$0.17	$0.16	$0.16	$0.17	$0.14
Dividends per share	$0.06	$0.06	$0.06	$0.23	$0.00
Net Interest Margin	4.56%	4.66%	4.66%	4.56%	4.41%

Average Total Equity	$45,151	$41,101	$39,628	$38,261	$37,089
Return on Average Equity	13.82%	14.32%	15.89%	15.03%	13.15%
Average Assets	$477,709	$457,036	$445,037	$432,171	401,980
Return on Average Assets	1.31%	1.29%	1.24%	1.33%	1.21%
Efficiency Ratio	55.75%	55.18%	55.93%	55.97%	56.06%

Total Assets	$487,698	$468,215	$450,722	$438,545	$428,552
Loans, net of allowances	$342,004	$340,230	$320,453	$318,801	$306,531
Deposits	$372,991	$369,137	$355,534	$352,879	$351,973
Stockholders’ Equity	$38,437	$37,422	$35,966	$35,283	$35,824
Total shares outstanding	8,655	8,618	8,572	8,503	8,503
Book Value per share	$4.45	$4.34	$4.20	$4.15	$4.22

Loan to deposit ratio	91.69%	92.17%	91.27%	90.35%	87.09%
Non-performing assets to total assets	0.31%	0.73%	0.46%	0.54%	0.79%
Non-performing loans to total loans	0.44%	1.00%	0.63%	0.74%	1.10%
Allowance for loans losses to total loans	1.23%	1.20%	1.25%	1.20%	1.20%

Leverage capital	10.05%	9.25%	9.29%	9.27%	9.79%
Tier 1 risk based capital	12.36%	11.15%	10.95%	11.34%	11.91%
Total risk based capital	13.43%	12.23%	12.06%	12.42%	13.02%